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Exhibit 10.40

Salamon Brothers LLC                                 Tel.No.(516)371-9440
20 Margaret Ave                                      Fax.No.(516)371-9440
Lawrence, N.Y. 11559                         Email-salamon.brothers@verizon.net

                                    AGREEMENT
                                    ---------

     Agreement (this "Agreement") dated as of March 18, 2006 between Ingen Technologies,Inc a Georgia Corporation located at 35193 Avenue A Suite C Yucaipa CA 92399 (the "Company"), and Salamon Brothers, LLC represented by Howard Salamon (the "Consultant").

     NOW. THEREFORE, In consideration of the representations, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant agree as follows:

     Section 1. Introductions. The Company acknowledges that the Consultant will attempt to introduce the Company to certain of its contacts (collectively, "Contacts"). Any Contact that has been introduced to the Company will be so deemed when they are introduced to Company, whether directly or indirectly.

     Section 2. Consultant's Fee. For providing services as set forth herein, the Consultant shall be entitled to the following compensation:

     A. For any Contact, which gives the Company monies, directly or indirectly, the Company shall pay the Consultant 10% of the amount of such financing (the "Cash Compensation"). Said Cash Compensation shall be paid in cash to the Consultant when monies are received from the funding sources. The Company shall pay said Cash Compensation only to the extent that a transaction is consummated with a Contact that has been introduced by the consultant, directly or indirectly. Any amounts payable to the Company in installments shall be deemed paid only when the installment is paid to the Company. In addition to the Cash Compensation, Consultant is to be paid 3% of shares, or other securities, issued by Company in any financing that is a result of his efforts, directly or indirectly.

     B. If the Consultant, directly or indirectly, introduces the Company to a Contact which provides any of the following non-equity or non-quasi-equity financings for the Company (each a "Transaction"), in lieu of that provided in
Section 2A, the Company shall instead pay the Consultant a cash fee at closing based upon the total face value of the Transaction in accordance with the following schedule: (i) ten percent (10%) of any debt financing (which is not a convertible debt financing, any convertible debt financing to be subject to
Section 2A); (ii) three percent (3%) of any revolving credit line (which is not a convertible into equity, any convertible financing to be subject to Section
2A); (iii) two percent (2%) of any credit enhancement instrument, including on an insured or guaranteed basis.

     C. Consultant shall also be entitled to a commission of 10% of any and all amounts received, whether cash or otherwise, directly or indirectly, by the Company and/or its principals and/or its shareholders, as a consequence of a merger, acquisition, license or any revenue-producing contract, fee-sharing arrangement, or similar arrangement or remuneration as a consequence of the efforts of Consultant or its a Contact, directly or indirectly. All references to "the Company" shall include associates, and any individual, corporation, organization, firm or company, of which the Company is a member, employee, principal, party to, or from which such it would otherwise benefit financially, directly or indirectly.

     Section 3. Retainer and Expenses. No retainer or similar advance payments will be paid or considered due by the Company to the Consultant. All expenses incurred by the Consultant or the Contacts shall be the sole responsibility of the Consultant or the Contacts. Unless otherwise provided, the Company will not reimburse any expenses incurred by the Consultant or his Contacts.

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     Section 4. Miscellaneous. This Agreement shall inure to the benefit of the parties hereto and their respective successors, heirs and assigns. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the Agreement shall not in any way be affected or impaired thereby. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to choice of law doctrine. The party in violation of any of the provision agrees to pay to the injured party all court fees, attorney fees, charges and expenses as are deemed fair by the court. Each party hereto consents to personal jurisdiction in New York State and voluntarily submits to its jurisdiction in any action or proceeding with respect to this Agreement. Venue for any action arising hereunder shall lie in the state and federal courts located in New York, New York.

     Section 5. This Agreement shall constitute the entire agreement, whether oral or written, of the parties hereto and may only he amended by a writing executed by the parties hereto. The Company acknowledges that this Agreement shall only relate to the services provided for herein and any other services requested of the Consultant by the Company shall be subject to a separate agreement.

     Section 6. Ingen Technologies,Inc agrees and consents that any sum due to Salamon Brothers LLC pursuant to this agreement shall be deducted by the financial source from the first sums due to Ingen Technologies,Inc paid to Salamon Brothers LLC by said financial source. The funding source is thus authorized and obligated hereunder to remit the compensation due to Salamon Brothers LLC, as herein specifically set forth.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


Ingen Technologies,Inc


By:     - s -
   -------------------------
Scott R. Sand,CEO



Salamon Brothers LLC

By:     - s -
   -------------------------
Name: Howard Salamon, Manager


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